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                                                                    EXHIBIT 99.1

IXC                                                                 NEWS RELEASE
--------------------------------------------------------------------------------


                IXC Communications, Inc. Announces 1997 Results
              - Fourth Quarter Revenue up 84.6%; EBITDA up 106.6%


     AUSTIN, Texas, Feb. 12 /PRNewswire/ -- IXC Communications, Inc. (Nasdaq:
IIXC) announced today that revenues for the fourth quarter of 1997 increased 84.6% to $135.7 million, from $73.5 million for the fourth quarter of 1996. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 106.6% to $15.0 million for the fourth quarter of 1997, from $7.3 million in the fourth quarter of 1996. The net loss for the fourth quarter was $19.1 million, or ($.99) per common share (basic and diluted), compared with a net loss of $8.1 million, or ($0.27) per common share (basic and diluted) for the fourth quarter of 1996.

     The $62.2 million increase in revenues in the fourth quarter of 1997 over the fourth quarter of 1996 resulted from an increase in switched long distance revenues of $38.5 million, or 83.6%, and in private line revenues of $23.7 million, or 86.5%. The increase in EBITDA resulted from the growth in revenues, partially offset by increased access costs related to growth in switched long distance traffic, additional costs of leasing off-net circuits to support revenue growth in advance of the Company's fiber expansion, and operating costs related to the Company's expanding operations. The net loss for the fourth quarter also reflected higher depreciation expense related to the Company's fiber expansion program, as the Cleveland-to-Phoenix segment of the new fiber network became operational during 1997, and larger equity losses related to the Company's investment in Marca-Tel, a long distance venture in Mexico. Losses per common share for the fourth quarter included the impact of dividends relating to preferred stock, including the two classes of preferred stock issued during 1997.

     On a sequential basis, fourth quarter revenues for 1997 increased 20.9% over third quarter 1997 revenues, with switched long distance revenues increasing 20.4% to $84.6 and private line revenues increasing 21.8% to $51.1 million. EBITDA in the fourth quarter increased 145.3% over the third quarter 1997, with the revenue increase partially offset by increases in access and leased circuit costs, but with operating expenses remaining approximately level quarter to quarter.



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     "It is very gratifying to be able to report the continued rapid growth in revenues along with the dramatic improvement in the Company's EBITDA performance," said Ben Scott, IXC Chief Executive Officer. "We are now beginning to realize greater efficiency in our cost structure, as voice traffic and revenues grow. This improvement has been achieved, even before we fully realize the cost benefits we expect as we complete our network expansion to the West Coast and to New York this quarter and additional segments of our new nationwide fiber network over the next several quarters."

     For the full year 1997, revenues increased 106.5% to $420.7 million, from $203.8 million in 1996. EBITDA for 1997 increased 17.3% to $15.5 million, from $13.2 million in 1996. The net loss for 1997 was $94.6 million, or ($3.75) per common share (basic and diluted), compared to a net loss of $37.5 million, or ($1.39) per common share (basic and diluted) for 1996. Revenues increased $216.9 million in 1997 versus 1996, led by a 148.5% increase in switched long distance revenues, with private line revenues increasing 62.7% for the year. The revenue increase was accompanied by increases in cost of services, primarily access costs related to the growth of long distance revenues, as well as increased operating expenses, primarily sales and back office costs supporting the growth in switched long distance services and operational costs supporting the growth of the fiber network. Losses per common share reflected the impact of dividends related to the two classes of preferred stock issued in 1997. The larger net loss for the year reflected increased depreciation related to the fiber expansion program, and equity losses related to the Company's investment in Marca-Tel. The increased equity losses reflect both increased operating losses in Marca-Tel, and greater recognition of those losses by IXC. During 1997, IXC's recognition of Marca-Tel's losses increased to 75.9%, representing its increased indirect investment in the venture. In light of the continuing adverse regulatory environment in Mexico, IXC and Marca-Tel have decided to limit further investment by Marca-Tel and to reduce its scope of operations in Mexico.

     "This has been a tremendous year for IXC," Mr. Scott said. "With the completion of our network into Los Angeles and New York in the first quarter of 1998 and the launch of our new OCX high-speed and high-capacity family of products, we are well positioned as the first-to-market provider of the nationwide network services required for advanced, high-bandwidth-intensive products and services.

     "Mr. Scott noted IXC's significant achievements since the beginning of 1997:

     -- Launch of OCX High Capacity Transmission Service, the first coast-to-coast offering of very large capacity OC-3/OC-12 products, responding to the escalating demand for bandwidth from IP backbone providers, Internet Service Providers and other high-volume data carriers.

     -- The formation of Unidial Direct, a joint venture with Unidial Communications, one of the nation's fastest growing, full service providers of telecommunications services, to sell Unidial products exclusively over IXC's state-of-the-art nationwide digital network, through a full-time, national direct sales force. This venture is an important step in IXC's newly initiated retail market strategy.

     -- Agreement to acquire Network Long Distance, Inc., a provider of long distance and other telecommunications services through business retail and association program distribution channels, with current annualized revenues in excess of $100 million. This acquisition is intended to jump start IXC's retail growth strategy in its targeted markets.


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     --  Additional fiber exchanges expanding the reach of IXC's developing fiber network while dramatically reducing the capital cost of the expansion. Routes acquired include:

     *   450-mile route between LA and San Francisco

     * 1,400-mile route between Las Vegas and Portland, through Salt Lake City and Boise

     *   1,600-mile route between Washington, DC and Houston, through Atlanta

     -- Completion and activation of an additional 3,500 mile network with state-of-the-art fiber and optronics, laying the groundwork for the completion of the nation's first technologically advanced coast-to-coast fiber optic system in the first quarter of 1998.

     -- Two agreements to sell dark fiber to LCI, bringing IXC's total dark fiber sales to more than $270 million.

     -- Two major financings including the successful issuance of $100 million in 7 1/4% Convertible Preferred Stock and $300 million in 12 1/2% Junior Exchangeable Preferred Stock.

      -- Agreement to form a long-term alliance with PSINet in which IXC will provide OC-48 transmission capacity for 20 years in exchange for 20% of PSINet's common stock, with a guaranteed minimum value of $240 million. This agreement provides IXC with a strategic partnership with a leading, nationwide Internet Service Provider.

     -- Joint venture with Telenor, the national telephone company of Norway, to provide long distance services to 11 European countries. This is another step in expanding IXC's reach to global markets.

     -- Initiation of IXC's retail strategy with the acquisition of Telecom One, an agent-based long distance reseller with annualized revenues of over $8.0 million, operating in 32 states.

     -- Launch of nationwide, high-speed Broadband data services over ATM/Frame Relay network platform in early 1997, and subsequent agreement with Infonet Services Corporation to extend its frame relay services into international markets, establishing IXC as a worldwide provider of broadband services.

     Austin, Texas-based IXC Communications, Inc. is one of the largest and fastest-growing suppliers of network-based information delivery solutions for the global communications market. The company owns and operates a new nationwide digital network and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.

     Certain of the above statements set forth management's expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements due to unavoidable construction delays, increases in expenses, and other factors. Additional information on factors that may affect the business and financial results of IXC can be found in IXC's filings with the Securities and Exchange Commission.



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                            IXC Communications, Inc.
                          Summary of Operating Results
                       ($000's) except per share amounts


                               Three Months Ended
                                  December 31,                    Full Year

                              1997           1996           1997           1996
Revenues:
  Private line             $  51,087      $  27,396      $ 162,398      $  99,793
  Switched long distance      84,608         46,092        258,312        103,968
  Net operating revenue      135,695         73,488        420,710        203,761
Gross Profit                  37,589         21,036         95,583         60,292
  %                             27.7%          28.6%          22.7%          29.6%
EBITDA                        14,990          7,255         15,513         13,225
  %                             11.0%           9.9%           3.7%           6.5%
Depreciation &
  Amortization                17,981          7,307         60,748         27,241
Operating Loss                (2,991)           (52)       (45,235)       (14,016)
Interest Expense, Net          4,490          6,090         23,571         26,834
Loss in Unconsolidated
  Subsidiaries                10,132          1,937         23,663          1,961
Other, Net                        36            261            697            618
Income Tax Provision
  (Benefit)                    1,430           (282)         1,389         (5,981)
Net Loss                     (19,079)        (8,058)       (94,555)       (37,448)
Preferred Dividend
  Requirements               (12,037)          (437)       (21,636)        (1,739)
Net Loss Applicable
  to Common Shareholders    $(31,116)       ($8,495)     ($116,191)      ($39,187)
Basic and Diluted
  Net loss per share
  applicable to common
  shareholders                ($0.99)        ($0.27)        ($3.75)        ($1.39)
Weighted average
 common shares
 outstanding                  31,350         31,502         30,961         28,209


SOURCE: IXC Communications, Inc.

     -0-            02/12/98

/CONTACT: Investors, James F. Guthrie, Executive Vice President,
Chief Financial Officer, 512-427-3713, or jguthrie@ixc-comm.com, or for Media, Melissa Jackson, Manager of Public Relations, 512-231-5247, or mjackson@ixc-comm.com/

/Company News On-Call: http://www.prnewswire.com or fax, 800-758-5804, ext. 115151/

/Web site: http://www.ixc-comm.com/

(IIXC)